Exhibit 10.8

October 1, 2020

Ran Frankel

Dear Ran:

You and Karyopharm Therapeutics Inc. (the “Company”) are parties to a letter agreement dated June 7, 2015, as amended on October 4, 2016, related to your employment as the Chief Development Operations Officer of the Company (the “Letter Agreement”). This letter is to inform you that, effective August 28, 2020 the Compensation Committee of the Board of Directors of the Company approved certain enhanced severance benefits for you, as described below, in addition to the benefits you may be entitled to under the Letter Agreement.  Except as specifically set forth below, the Letter Agreement remains in full force and effect, and no provisions thereof are amended except as set forth below.  Capitalized terms used but not defined herein shall have the meaning set forth in the Letter Agreement.

The first paragraph of the “Severance Compensation” section of the Letter Agreement shall be replaced with the following:

Severance Compensation. If the Company (which, for the purposes of this paragraph, includes any successor entity) terminates the term of your employment without Cause, or you resign for Good Reason, then provided that you execute a release of any and all claims that you may have against the Company arising from your employment with the Company, reasonably satisfactory to the Company in form and substance, which release becomes effective within 60 days following your termination, the Company (i) will continue to pay you your base compensation at its then-current rate, in accordance with the Company’s then-current regular payroll procedures for employees, for twelve (12) months (subject to upward adjustment in the event that standardized severance terms are authorized for all employees of your level and such terms exceed the severance amount provided herein) beginning in the first payroll period following the effectiveness of the release; and (ii) provided you elect to continue your and your eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), will pay the monthly premium to continue such coverage for the lesser of the twelve (12) full calendar months immediately following the month in which the termination of your employment occurs and the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan. Notwithstanding the foregoing, if your employment is terminated without Cause, or you resign for Good Reason, in either case within one year following the consummation of a Change in Control (as defined below), then, provided that you execute a release of any and all claims that you may have against the Company arising from your employment with the Company, reasonably satisfactory to the Company in form and substance, which release

Karyopharm Therapeutics Inc.

85 Wells Avenue

Newton, MA 02459

www.karyopharm.com

becomes effective within 60 days following your termination, the Company (or its successor entity) will (i) continue to pay you your base compensation at its then-current rate, in accordance with the Company’s (or successor’s) then-current regular payroll procedures for employees, for at least twelve (12) months beginning in the first payroll period following the effectiveness of the release; (ii) pay to you an amount equal to 100% of your target annual bonus for the year in which your termination occurs, which amount shall be payable in a lump sum on the date that the first continued salary payment is made to you under this agreement and (iii) provided you elect to continue your and your eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to COBRA, pay the monthly premium to continue such coverage for the lesser of the twelve (12) full calendar months immediately following the month in which the termination of your employment occurs and the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan.

For the avoidance of doubt, that nothing herein supersedes the Non Disclosure, Inventions Assignment, Non-Competition, and Non-Solicitation Agreement you previously executed with the Company, which remains in effect, unaltered, in all respects.

Thank you for your continued commitment to Karyopharm!

Sincerely,

/s/ Michael Kauffman

Michael Kauffman, M.D., Ph.D.